Exhibit 3.16(a)
ARTICLES OF INCORPORATION
OF
SSI HOLDINGS, INC.
I.
     The name of the Corporation is:
SSI Holdings, Inc.
II.
     The Corporation has authority to issue not more than 30,000,000 shares of capital stock which are divided into classes as follows:
     (1) Voting Common Stock. Twenty million (20,000,000) shares of common stock with no par value, designated “Common Stock” which, together and on an equal basis with the Nonvoting Common Stock described below, are entitled to all dividends declared and to all assets of the Corporation upon liquidation. The Common Stock shall be the only capital stock of the Corporation entitled to vote, with each outstanding share of Common Stock having one vote on each matter requiring a vote of shareholders of the Corporation.
     (2) Nonvoting Common Stock. Five million (5,000,000) shares of nonvoting common stock with no par value, designated “Nonvoting Common Stock,” each share of which shall rank equally with each share of Common Stock with regard to all dividends declared and to all assets of the Corporation upon liquidation but which shall have no vote with respect to any matter requiring a vote of shareholders of the Corporation (except as otherwise provided expressly by statute).

     (3) Preferred Stock. Five million (5,000,000) shares of preferred stock without par value, designated “Preferred Stock.”
     (4) Designations, Powers, Preferences, Etc. The designations and the powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock shall be as follows:
     The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares from the authorized Preferred Stock which may be issued in one or more series, with such designations, preferences and relative participating optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors and as are not stated or expressed in Articles of Incorporation or any Amendment thereto, including (but without limiting the generality of the foregoing) the following:
     (i) the distinctive designation of a series, if any, and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;
     (ii) the annual rate of dividends payable on preferred shares or on the shares of any series created, whether the dividends shall be cumulative, noncumulative or partially cumulative dividends and the date from which dividends shall be accumulated, if dividends are to be cumulative;

     (iii) the time or times when and the price or prices at which preferred shares or shares of any series created, shall be redeemable and the sinking fund provisions, if any, for the purchase or redemption of such shares;
     (iv) the amount payable on preferred shares or shares of any series created and the rights of holders of such shares in the event of any liquidation, dissolution or winding up of the affairs of the Corporation;
     (v) the rights, if any, of the holders of preferred shares or shares of any series created to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock, if any, and the terms and conditions of such conversions or exchange; and
     (vi) the voting rights, if any which holders of such shares may exercise.
     The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Shares, but in all other respects the shares of each series of Preferred Shares, shall be of equal rank with each other, regardless of series. All of the Preferred Shares of any one series shall be identical with each other in all respects.
     (5) Dividend Rights. The holders of the Preferred Shares of any series shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for that purpose under the laws of the State of Georgia, preferential dividends which may be either cumulative or noncumulative at the rate per annum fixed by the Board of Directors for such series. Such dividends shall be payable at the time determined by the Board of Directors. If Preferred Shares of more than one series are outstanding, and the stated dividend is not paid in full, all series of Preferred Shares shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sum which would be payable on such shares if all dividends were declared and paid in full. Accumulations of dividends shall not bear interest. So long as any Preferred Shares shall remain outstanding, no dividends shall be declared or paid to any distributions made on the Common Shares or on any other class of shares junior to the Preferred Shares, and no share of common or of any other class junior to the Preferred Shares shall be purchased or retired, and no monies shall be made available for a sinking fund for such purpose unless dividends for all past dividend periods shall have been paid on all outstanding Preferred Shares of all series. Subject to the above provisions, and not otherwise, dividends may be paid from time to time on the Common Shares or other Junior issues out of funds legally available for the purpose as and when declared by the Board of Directors.
     (6) Redemption.
     (i) The Corporation, on the sole authority of the board of Directors, may at its option redeem all or any part of any series of the Preferred Shares on the terms, including redemption price, and to the extent, if any, therefor affixed by the Board of Directors. Such redemption may be effected only after dividends which have been declared or accrued on any series of Preferred Shares have been paid. If less than all of the Preferred Shares of any series is to be redeemed, the redemption shall be in such amount and by such method, whether by lot or pro rata, or by such other method as may then be required by law or by the rules and regulations of any stock exchange upon which the Preferred Shares may at that time be listed, as may from time to time be determined by the Board of Directors. Written notice of redemption stating the date and place of redemption shall be mailed by the Corporation, not less than thirty (30) days nor more than forty-five (45) days prior to the redemption date, to the record holders of the shares to be redeemed, directed to their last noted addresses as shown by the corporate records.
     (ii) If notice of redemption is given as provided above, and if on the redemption date the Corporation has set apart in trust for the purpose, sufficient funds for such redemption, then from and after the redemption date, notwithstanding that any certificate for such shares has not been surrendered for cancellation, the Preferred Shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except on the right of the holders thereof to receive the redemption price, without interest, upon surrender of certificates of the shares called for redemption.
     (iii) Any funds so set apart or deposited which, at the end of one (1) year after the redemption date, remain unclaimed by the holder(s) of Preferred Shares called for redemption, shall be released and returned to the Corporation upon demand, and shall thereafter be available for general corporate purposes, and the depository, if any, shall thereupon be relieved of all responsibility therefor to such holders. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
     (iv) Preferred Shares which are redeemed as provided in this section, or are reacquired for retirement pursuant to any sinking fund which may be established therefor, may be held as Treasury Shares or may be cancelled and retired in the manner provided by law, and appropriate proceedings to effect the corresponding reduction in the stated capital of the Corporation shall be taken.

     (7) Rights on Liquidation. In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, resulting in any distribution of its assets to its shareholders, the holders of the Preferred Shares then outstanding shall be entitled to receive the amount per share theretofore affixed by the Board of Directors of the various series, plus any accrued interest, and no more, before any payment or distribution of the assets of the Corporation is made to or set apart for the holders of Common Shares or any other class junior to the Preferred Shares. If the assets of the Corporation distributable to the holders of all the Preferred Shares are insufficient for the payment to them of the full preferential amount described above, such assets shall be distributed ratably among the holders of all Preferred Shares of all series in accordance with the amounts which would be payable on such distribution of all sums payable were discharge in full. After payment for the preferential amounts required to be paid to the holders of all Preferred Shares then outstanding, the holders of Preferred Shares and/or any other class junior to the Preferred Shares shall be entitled, to the exclusion of the holders of any of the Preferred Shares, to share in all remaining assets of the Corporation in accordance with their respective interests.
     For the purposes of this Section and any certificate filed pursuant to law and setting forth the designation, description, and terms of any series of Preferred Shares, a consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed a liquidation, dissolution, or winding up of the Corporation.
III.
     The initial registered address of the Corporation shall be at: Five Concourse Parkway, Suite 2150, Atlanta, Georgia 30328 in Fulton County. The initial registered agent of the Corporation at such address shall be: H. Grady Thrasher, III.

IV.
     The name and address of the incorporator is: H. Grady Thrasher, III, Five Concourse Parkway, Suite 2150, Atlanta, Georgia 30328.
V.
     The mailing address of the initial principal office of the corporation is: Five Concourse Parkway, Suite 2150, Atlanta, Georgia 30328.
VI.
     The Board of Directors shall consist of at least six (6) members whose terms shall expire annually upon the date of the Annual Shareholders Meeting. Despite the expiration of a director’s term, such director shall continue to serve until a successor is elected and qualifies or until there is a decrease in the number of directors authorized by vote of the shareholders.
VII.
     All of the holders of shares of common stock shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any additional shares of common stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such additional shares of common stock, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such additional shares of common stock, or any shares, evidence of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any additional shares of common stock.
VIII.
     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action of the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that no constituency shall be deemed to have been given any right to consideration.
IX.
     No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of laws; (c) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit.
X.
     Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein.
     In any instance where the laws of the State of Georgia permit indemnification to be provided to persons who are or have been an officer or director of the Corporation or who are or have been an officer, director, partner, joint venturer or trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification by any such person the Corporation shall promptly cause such determination to be made (i) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (iii) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (i) or (ii), or if a quorum of the Board of Directors cannot be obtained under (i), and a committee cannot be designated under (ii), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of the directors who are at the time parties to the proceeding may not be voted on the determination.
     As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.
     The Corporation may purchase and maintain insurance on behalf of any such persons whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 8th day of April, 1997.

/s/ H. Grady Thrasher
H. Grady Thrasher, III
Incorporator

Five Concourse Parkway
Suite 2150
Atlanta, Georgia 30328

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
SSI HOLDINGS, INC.
I.
     The name of the corporation is SSI HOLDINGS, INC.
II.
     Effective the date hereof, Article VII of the Articles of Incorporation of SSI HOLDINGS, INC. is amended to read as follows:
“VII.
     All shareholders shall have full preemptive rights to acquire proportional amounts of the Corporation’s common stock, however issued and in whatever form, including derivative forms (e.g., options, warrants, evidence of indebtedness or other convertible security). These preemptive rights shall not be limited by O.C.G.A. Section 14-2-630(c)(2).”
All other provisions of the Articles of Incorporation shall remain in full force and effect.
III.
     This amendment was duly approved and adopted by the Incorporator in accordance with the provisions of Section 14-2-1005 of the Georgia Business Corporation Code on April 9, 1997. Shareholder approval was not required.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its Incorporator this 9th day of April, 1997.

SSI HOLDINGS, INC.
By:	/s/ H. Grady Thrasher
H. Grady Thrasher, III, Incorporator